Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rare Medium Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122, 33-89124 and 333-76957 on Form
S-8, and the registration statement No. 333-76107 on Form S-3, of our reports dated March 29, 1999, relating to the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the year then ended which reports are included in the annual report on Form 10-K/A-2. Our report dated March 29, 1999, contains an explanatory paragraph that states that the Company has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                      KPMG LLP
New York, New York
April 30, 1999